For Immediate Release: September 11, 2014
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Joint Ventures with
Digital Realty in Ashburn, Virginia Data Center Facility

El Segundo, Calif. (September 11, 2014) - Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the closing of a joint venture with an affiliate of Digital Realty Trust, Inc. (“Digital Realty,” NYSE: DLR) through which the REIT acquired an 80% interest in a Class A, turn-key data center facility located in Ashburn, Virginia (the “Property”) - part of a premier 8-building data center campus (the “Ashburn Campus”). The REIT acquired the asset with equity and loan proceeds of $148.4 million plus its pro-rata share of closing costs, representing its 80% interest in the joint venture (Digital Realty will retain a 20% interest).
The approximately 132,280 square foot data center was developed in 2009 and maintains a robust 16 megawatts of utility capacity and 9 megawatts of IT load capacity powered by the dedicated 80-megawatt Greenway Substation located within the Ashburn Campus. This state-of-the-art, Tier 3 data center facility is 100% leased with a weighted average remaining lease term of approximately seven years. Digital Realty will continue to have day-to-day operational responsibility for managing the Property. Digital Realty is a leading global provider of data center and colocation solutions, with over 131 properties located throughout North America, Europe, Asia and Australia.
Located in Loudoun County’s Data Center Alley, this area of Northern Virginia is home to over 40 mission critical data center facilities. As a whole, Northern Virginia is the second largest data center market in the United States, encompassing over 9.8 million square feet with more than 50% of all global internet traffic passing through the market via the MAE-East internet exchange point.
Commenting on the acquisition, Michael Escalante, Griffin Capital’s Chief Investment Officer stated, “We are very excited about the business essential components of the Property, which will serve data storage and computing needs for the facility’s customers for years to come. Although data center technology is continually and rapidly evolving, the primary infrastructure constants, including access to power and fiber, remain immutable and are readily abundant at the Property.”
Kevin Shields, Griffin Capital's Chairman and Chief Executive Officer added, "This marks the REIT’s first investment in a data center facility and we are pleased to consummate our inaugural investment into the space with Digital Realty, a best-in-class data center operator that will maintain a significant economic interest in the joint venture so our interests will remain aligned. We are confident the Ashburn community, already a key data center market, is well-positioned to benefit from the continued growth in the world’s technological demands.”
About Griffin Capital Essential Asset REIT and Griffin Capital Corporation
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 54 office and industrial distribution properties totaling approximately 12.6 million rentable square feet and total capitalization of over $2.2 billion. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives, each with more than two decades of real estate experience who have collectively closed transactions representing over $16 billion in value, Griffin Capital and affiliates have acquired or constructed over 31 million square feet of space since 1995, and currently own, manage, sponsor and/or co-sponsor an institutional-quality portfolio of approximately 28 million square feet located in 32 states and 1 million square feet located in the United Kingdom, representing approximately $5.3 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
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